Exhibit (e)(3)

EXECUTION VERSION

CONFIDENTIALITY AGREEMENT

This Confidentiality Agreement (this “Agreement”), dated as of December 2, 2024, is by and between Stryker Corporation, a Michigan corporation (“Counterparty”), and Inari Medical, Inc., a Delaware corporation (the “Company”), in connection with a potential negotiated acquisition of the Company by Counterparty (a “Transaction”).

In consideration of, and as a condition to, the Company providing Information to Counterparty in connection with a Transaction, the parties agree as follows:

1. Definitions.

(a) “Information” means (a) any information (including any data, technology, patent application, business plan, budget, forecast or projection) furnished or otherwise made available by or on behalf of the Company or any of its Representatives (as defined below) to Counterparty or its Representatives on or after the date of this Agreement (whether prepared by the Company, any of its Representatives or otherwise, regardless of the manner in which it is furnished, including orally, in written or electronic form, gathered by visual inspection or otherwise, whether marked confidential, proprietary or otherwise) and (b) any portions of notes, analyses, reports, models, compilations, projections, forecasts, studies, interpretations or other documents, records or materials prepared by or on behalf of Counterparty or any of its Representatives to the extent that they contain, refer to or are based upon or derived from or otherwise reflect such information in whole or in part. The term “Information” does not include any information that (i) is or becomes generally available to the public other than as a result of any breach of this Agreement by Counterparty or any of its Representatives, (ii) is or becomes available to Counterparty or any of its Representatives from a source other than the Company or any of its Representatives, which source is not subject to an obligation of confidentiality that was known by Counterparty or such Representative after reasonable inquiry to any person with respect to such information, (iii) is or was independently developed by Counterparty or any of its Representatives without use of, reference to or reliance on any Information or (iv) is already in the possession of Counterparty or any of its Representatives, provided that, with respect to this clause (iv), it was received from a source other than the Company or any of its Representatives, which source is not subject to an obligation of confidentiality that was known by Counterparty or such Representative after reasonable inquiry to any person with respect to such information. “Transaction Information” means the fact that Information has been or may be made available to Counterparty or its Representatives, the existence or terms of this Agreement, the fact that discussions or negotiations are taking place, may in the future take place concerning a potential Transaction, or any of the terms, conditions or other facts, opinions or views with respect to any potential Transaction (including the identity of the parties or the status of any such discussions or negotiations). “Representatives” of a party means such party’s affiliates and its and their respective officers, directors, employees, agents and advisors (including financial advisors, counsel, accountants, consultants, investment bankers and other professional advisors).

(b) Notwithstanding anything to the contrary herein, as used in this Agreement, the term “Representatives” with respect to Counterparty does not include (i) any actual or potential capital or financing sources or investors (debt, equity or otherwise), or (ii) co-bidders or any other actual or potential participants in any “clubbing” or “joint bidding” arrangement or other form of direct or indirect participation as an equity investor or co-bidder in the potential Transaction with Counterparty or any of its affiliates, in each case unless approved in advance in writing by the Company with express reference to this Agreement, at which time any such person will be deemed to be a “Representative” of Counterparty hereunder and, if requested by the Company, shall enter into a separate confidentiality agreement with the Company or a joinder to this Agreement in a form acceptable to the Company. In the event of any conflict between this Section 1(b) and any other provision of this Agreement, this Section 1(b) will control.

2. Confidentiality; Use of Information.

(a) Counterparty agrees that any Information and Transaction Information will be used by it and its Representatives solely for the purpose of evaluating, proposing, conducting due diligence with respect to, implementing, negotiating, structuring or, if a definitive agreement is entered into between the Company and Counterparty, consummating a Transaction (the “Purpose”), and, except with the prior written consent of the Company or as expressly permitted pursuant to Section 6 below, neither Counterparty nor its Representatives will disclose Information or Transaction Information in any manner whatsoever, in whole or in part, other than to those of Counterparty’s Representatives who (a) need to know the Information or the Transaction Information, as applicable, solely for the Purpose, (b) have been informed of the confidential nature of the Information and the Transaction Information and (c) have been directed to maintain the confidentiality of the Information and the Transaction Information in accordance with this Agreement and are instructed to comply with the terms and conditions of this Agreement applicable to Representatives. Each party hereto shall be liable for any breaches or violations of the terms of this Agreement applicable to such party’s Representatives by its Representatives (including, for the avoidance of doubt, any failure by such Representative to comply with any direction that Counterparty is required to give its Representatives hereunder), except with respect to any party’s Representative that has entered into a separate confidentiality agreement with the other party relating to the matters covered by this Agreement or a joinder to this Agreement in a form acceptable to the other party. Except as required by Law (as defined below) (in which case the provisions of Section 6 shall apply to any such disclosure mutatis mutandis), the Company agrees that, without Counterparty’s prior written consent, the Company and its Representatives will not disclose the fact that discussions or negotiations concerning a Transaction are taking place between the Company and Counterparty, or any other Transaction Information, in each case, in a manner that identifies Counterparty or its affiliates by name or reasonably identifiable description, other than to the Company or its Representatives.

3. Certain Restrictions.

(a) Counterparty acknowledges that Information is being furnished to it in consideration of Counterparty’s agreement that, and Counterparty hereby agrees that, neither Counterparty nor any of its controlled affiliates (nor any person acting at the direction of them) will, for a period commencing on the date of this Agreement and ending on the earlier of (i) the twelve (12)-month anniversary of the date of this Agreement or (ii) such earlier date as is determined pursuant to Section 3(c) below (the “Standstill Period”), directly or indirectly:

(i) effect, seek, offer or propose, or knowingly or intentionally encourage, facilitate, negotiate with, assist or provide any information to any person in connection with, any acquisition, tender or exchange offer, merger or other business combination or similar transaction with or involving the Company or any of its subsidiaries, the Company’s or any of its subsidiaries’ businesses or assets and/or any securities or loans of the Company or any of its subsidiaries;

(ii) (A) solicit or participate in the solicitation of, or make any public announcement regarding any solicitation of, or knowingly or intentionally encourage, advise, facilitate or assist any person with respect to, any consent, proxy or vote involving the Company or any of its subsidiaries or their respective securities or security holders, (B) form, join or in any way participate in a “group” (as defined in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended) with respect to the securities of the Company or any of its subsidiaries or (C) propose, or solicit holders of securities or loans of the Company or any of its subsidiaries for the approval of any proposals with respect to the Company or any of its subsidiaries;

(iii) effect, seek or propose, or knowingly or intentionally encourage, facilitate, advise, negotiate with, assist or provide any information to any person in connection with, any recapitalization, restructuring, liquidation, dissolution or other transaction with respect to the Company or any of its subsidiaries or the Company’s or any of its subsidiaries’ businesses or assets;

(iv) arrange, or in any way participate in, any financing for the purchase of any securities, loans or assets of the Company or any of its subsidiaries or any securities convertible into, or exchangeable or exercisable for, any of the foregoing;

(v) acquire or cause to be acquired, or agree, seek, offer or propose to acquire, or knowingly or intentionally encourage, advise, facilitate or assist any person in acquiring, or otherwise participate in the acquisition of, (A) control of the Company or any of its subsidiaries or (B) any voting right or beneficial ownership of the Company’s or any of its subsidiaries’ securities or loans or any option, forward contract, swap or other position convertible into or exercisable or exchangeable for or with a value derived from any such securities or loans of the Company or any of its subsidiaries, or any of the Company’s or any of its subsidiaries’ businesses or assets, or any rights or options to acquire any such right or ownership (including from a third party);

(vi) act alone or in concert with others to seek to change, direct or influence the Company, or any of its subsidiaries, their respective managements, their respective boards of directors (or similar governing body) or their respective policies, or nominate any person as a director (or equivalent) of the Company or any of its subsidiaries, or propose any matter to be voted upon by holders of securities or loans of the Company or any of its subsidiaries;

(vii) enter into any discussions, negotiations, agreements, arrangements or understandings with any third party with respect to any of the foregoing;

(viii) take any action that would reasonably be expected to cause or require Counterparty, any of its controlled affiliates, the Company or any of its subsidiaries to make a public announcement regarding any of the types of matters set forth in this Section 3(a); or

(ix) publicly announce or otherwise disclose publicly any interest, intention or plan to do any of the foregoing, or request, directly or indirectly, that the Company waive, amend or terminate any provision of this Section 3(a) (including this clause).

(b) Notwithstanding anything to the contrary in Section 3(a) above, Counterparty shall be permitted to make any confidential proposal to, privately initiate or have private discussions with the Chief Executive Officer of the Company or the Board of Directors of the Company, without any public disclosure by or on behalf of Counterparty or any of its Representatives, so long as such proposal would not reasonably be expected to cause or require, the Company or any of its subsidiaries to make a public disclosure.

(c) The provisions of Section 3(a) above will immediately terminate if (i) any person shall have acquired or become the owner of, or entered into a definitive agreement with the Company to acquire or become the owner of (in each case whether by tender offer, merger, consolidation, business combination or otherwise), (1) more than 50% of the outstanding voting securities of the Company, or (2) more than 50% of the consolidated assets of the Company (provided that Counterparty shall not be relieved of liability for any prior breach of such provisions) or (ii) a tender offer or exchange offer with respect to more than 50% of the Company’s voting securities is publicly commenced and the Board of Directors of the Company either has recommended in favor of such transaction or has failed to recommend against such transaction within ten (10) business days from the date the tender offer is first published or sent or given; provided that, in the case of a definitive agreement, the provisions of Section 3(a) shall again be applicable in accordance with their terms upon the termination of such definitive agreement.

(d) For the avoidance of doubt, following the expiration or the termination of the Standstill Period, but without limiting the other terms of this Agreement, this Agreement shall not prohibit the Counterparty, its controlled affiliates or any person acting at their respective direction from taking the actions that would be prohibited by Section 3(a) if such actions were taken during the Standstill Period.

4. Non-Solicitation. Counterparty agrees that, for a period commencing on the date of this Agreement and ending on the eighteen (18)-month anniversary of the date of this Agreement, neither Counterparty nor any of its controlled affiliates will, directly or indirectly, solicit for employment, engage or hire, attempt to solicit, engage or hire any employee of the Company or any of its subsidiaries with the title of vice president or higher; provided that this Section 4 shall not preclude soliciting, engaging or hiring (a) any such person who responds to (i) general advertising or other general solicitation not targeted at the employees of the Company or any of its subsidiaries, (ii) search firms not requested by Counterparty or its controlled affiliates to target the employees of the Company or any of its subsidiaries, (b) any person who seeks employment from Counterparty or its controlled affiliates on his or her own initiative without any solicitation or encouragement from Counterparty, its affiliates or its Representatives or (c) any person whose employment was terminated by the Company or any of its subsidiaries at least three months prior to the date that Counterparty or any of its controlled affiliates or Representatives first solicited or engaged in discussions with such person regarding their employment.

5. Return of Information; Representations and Warranties; No Binding Agreement.

(a) Upon the written request of the Company at any time, Counterparty and its Representatives will, at Counterparty’s option, promptly return or destroy the Information in the possession of Counterparty and its Representatives, without retaining any copy or extract of it in any form or other reproduction thereof, and will certify by email or otherwise any such return or destruction. Notwithstanding the foregoing, Counterparty and its Representatives may retain Information (i) to the extent it is (x) electronically archived in the ordinary course of business as part of established record retention policies and (y) only accessible to personnel whose functions are primarily information technology, legal or compliance in nature for the sole purposes of performing their information technology or compliance duties, and (ii) solely to the extent otherwise required by law, regulation, legal, regulatory or judicial process, professional standards of such Representatives that are outside legal counsel or external auditors, or bona fide internal policy or procedure established for the purpose of legal compliance; provided that notwithstanding anything to the contrary herein, and notwithstanding the termination or expiration of this Agreement, any such Information shall remain subject to the terms of this Agreement applicable to Information until the earlier of (x) five (5) years following the date of this Agreement and (y) following the expiration of this Agreement, such time as such Information is no longer retained by Counterparty or its Representatives.

(b) Counterparty acknowledges and agrees that neither the Company nor any of its Representatives makes or will make any representation or warranty, express or implied, at law or in equity, as to the accuracy or completeness of the Information, except to the extent separately and expressly agreed to in a definitive agreement in respect of a Transaction, if any. Counterparty agrees that, except to the extent separately and expressly agreed to in a definitive agreement, if any, neither the Company nor any of its Representatives shall have any liability whatsoever to Counterparty or any of its

Representatives, including in contract, tort or under federal or state securities laws, relating to or resulting from the receipt or use of the Information or any errors therein or omissions therefrom. All Information shall remain the property of the Company. No rights (including with respect to any patent, trade secret, copyright, trademark or other proprietary or intellectual property right) to use, license or otherwise exploit any Information are granted by the Company to Counterparty or any of its Representatives, expressly, by implication or otherwise, except for the right to use the Information solely for the Purpose in accordance with this Agreement.

(c) Without limiting Counterparty’s and its Representatives express obligations hereunder, neither this Agreement nor any past or future conduct by the parties or their respective Representatives (other than the execution of a definitive agreement providing therefor, if any) shall be deemed to create or constitute a binding or enforceable agreement or understanding, express or implied, to proceed with any potential Transaction on the part of either party. Counterparty further acknowledges and agrees that the Company (i) shall have no obligation to authorize or pursue with it or any other person any potential Transaction and (ii) reserves the right, in its sole and absolute discretion, to reject any and all proposals and to terminate discussions and negotiations with Counterparty at any time, with or without notice thereof.

6. Required Disclosure. Notwithstanding anything herein to the contrary, Counterparty and its Representatives may, subject to the terms and conditions set forth in this Section 6, disclose Information or Transaction Information if Counterparty or any of its Representatives is required or requested by applicable law, legal, regulatory or judicial process, the requirements of any regulatory authority or the rules or regulations of any stock exchange (“Law”) to disclose any Information or Transaction Information. In any such case, Counterparty or its applicable Representative shall provide the Company with prompt advance written notice thereof (except to the extent notice or disclosure thereof is prohibited by applicable law or not reasonably practicable). To the extent not prohibited by applicable law and to the extent reasonably practicable, Counterparty and its applicable Representative also agree to provide the Company, in advance of any such disclosure, with the Information or Transaction Information, as applicable, that Counterparty or such Representative intends to disclose (and if applicable, the text of the disclosure language itself) and to cooperate with the Company, at the Company’s expense, to the extent the Company may seek to limit such disclosure, including, if requested, taking reasonable steps to resist or narrow the scope of such disclosure and to seek confidential treatment of any Information or Transaction Information, as applicable, that could be disclosed. If, and only if, a protective order is not obtained reasonably promptly, Counterparty or the applicable Representative does not obtain from the Company a waiver of compliance with this Section 6, and Counterparty or such Representative is nonetheless legally required to disclose Information or Transaction Information, Counterparty or such Representative may disclose only that portion of the Information or Transaction Information, as applicable, as, upon advice of its legal counsel, is legally required or requested to be disclosed; provided that Counterparty or such Representative shall request that confidential treatment be accorded to any such Information or Transaction Information that is so disclosed.

7. No Lock-Ups or Joint Purchasing. Counterparty represents, warrants and agrees that neither Counterparty nor anyone acting at Counterparty’s direction has entered into, or will enter into, directly or indirectly, any agreement, arrangement or understanding with any potential financing source or financial advisor or investment banker that may reasonably be expected to limit, restrict, restrain or otherwise impair, in any manner, directly or indirectly, the ability of such person to provide financing or other financial advisory assistance to any other party in a Transaction or any other potential acquisition transaction involving the Company or any of its subsidiaries or any of their respective securities or loans, other than requiring any such financing sources, financial advisors or investment bankers to establish customary “tree” systems and information walls. Counterparty and its Representatives acting at

Counterparty’s direction shall not, without the Company’s prior written consent, (a) act as a joint purchaser or co-purchaser with, or act as a financing source for, any other person with respect to a Transaction or (b) enter into any discussions, negotiations, agreements, arrangements or understandings (whether written or oral) with any other person (other than Counterparty’s Representatives) regarding (i) a Transaction or (ii) any other potential acquisition transaction involving the Company or any of its subsidiaries.

8. Injunctive Relief; Remedies. It is acknowledged and agreed that any actual or threatened breach of this Agreement by a party or its representatives would cause irreparable harm to the other party and that remedies at law, including monetary damages, would not be adequate to protect against breach of this Agreement, and that the other party shall be entitled to injunctive relief, specific performance and/or any other appropriate remedy for such breach or threatened breach as a remedy without proof of actual damages and without any requirement for the securing or posting of any bond in connection with any such remedy, and that the granting of such relief shall not be opposed on the basis that the other party has an adequate remedy at law. Such remedies shall not be deemed to be the exclusive remedies for a breach of this Agreement, but shall be in addition to all other remedies available at law or in equity. This Section 8 shall not limit in any way the right of the parties to claim and recover monetary damages.

9. Compliance with Law. Each party hereto hereby acknowledges, and will advise its Representatives who are informed as to matters that are the subject of this Agreement, that the Information and the Transaction Information may include material non-public information regarding each party hereto or its subsidiaries, and each party hereto hereby further acknowledges that it is aware, and that it will advise its Representatives who are informed as to matters that are the subject of this Agreement, that the United States federal securities laws prohibit persons with material non-public information about a company obtained directly or indirectly from such company from purchasing or selling securities of such company on the basis of such information or from communicating such information to any other person under circumstances in which it is reasonably foreseeable that such other person is likely to purchase or sell such securities on the basis of such information.

10. Communications Regarding the Transaction; Non-Interference. Counterparty agrees that all communications concerning a Transaction (including requests for additional Information, meetings with Company management and site visits) (other than such communications solely among Counterparty and its Representatives) shall be directed solely to a Representative of the Company specifically designated by the Company as an authorized contact person with respect to the Transaction. Neither Counterparty nor any of its Representatives acting at its direction or on its behalf shall contact or communicate with any of the directors, officers, employees, customers, suppliers, distributors, licensees and licensors of the Company or any of its subsidiaries about a Transaction, Information (except in the ordinary course of business unrelated to a Transaction) or Transaction Information, unless approved in advance and in writing (which may include an email communication) by a previously authorized contact person within the Company. In particular, unless otherwise instructed in writing (which may include an email communication) by a previously authorized contact person within the Company, Counterparty shall direct all communications and all materials containing Information only to representatives of Morgan Stanley or Wachtell, Lipton, Rosen & Katz that have been previously identified to Counterparty. Nothing in this section shall prevent Counterparty and its Representatives from conducting general market diligence on a “no-names” basis so long as the Information, Transaction Information or the Transaction is not referenced or disclosed in connection therewith.

11. Miscellaneous.

(a) The term “person” as used in this Agreement shall be broadly interpreted to include the media and any individual, corporation, company, group, partnership, trust, governmental entity or other entity. The term “affiliate” as used in this Agreement shall have the meaning ascribed to such term in Rule 12b-2 of the General Rules and Regulations under the Securities Exchange Act of 1934, as amended. The term “including” and any variation thereof as used in this Agreement shall be deemed to be followed by the words “without limitation” except where the meaning clearly indicates otherwise. The term “voting securities” as used in this Agreement shall mean the securities of the Company then entitled to vote generally in the election of the Board of Directors of the Company.

(b) In the event any provision of this Agreement is held to be illegal, invalid or unenforceable by a court of competent jurisdiction, the remaining provisions of this Agreement shall not be affected or impaired thereby, and the parties shall substitute for the invalid provision a valid provision that most closely approximates the intent and economic effect of the invalid provision.

(c) No failure or delay by either party in exercising any right, power or privilege shall operate as a waiver thereof by such party, nor shall any single or partial exercise thereof preclude any other or further exercise of such right, power or privilege.

(d) This Agreement constitutes the entire agreement and understanding of the parties with respect to the subject matter hereof, and supersedes all prior or contemporaneous oral or written agreements pertaining thereto.

(e) No modification, amendment or waiver of this Agreement shall be binding unless in writing and signed by authorized representatives of the parties. In the event of any conflict between the terms of this Agreement and the terms of any user, click-through or other similar agreement with respect to any electronic, online or web-based data room established by or for either party in connection with a Transaction, the terms of this Agreement shall prevail. This Agreement shall benefit and bind successors and permitted assigns of the parties. Any assignment of this Agreement by any party hereto without the prior written consent of the other party hereto shall be void. Any purchaser of the Company or all or substantially all of the Company’s assets, or any of such purchaser’s subsidiaries, will be entitled to the benefits of this Agreement, whether or not this Agreement is assigned to such purchaser or its subsidiaries.

(f) This Agreement shall terminate on the date that is two (2) years from the date of this Agreement, except as otherwise expressly stated herein, provided that, with respect to any Information constituting trade secrets that is expressly marked as such, the applicable term of this Agreement shall continue until such later date as such Information becomes publicly known and made generally available through none of Counterparty’s or its Representatives’ actions or inactions; provided further that such termination shall not relieve Counterparty from its responsibilities in respect of any breach of this Agreement prior to such termination.

(g) This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, without giving effect to principles of conflicts of law. Each party agrees that it shall bring any suit, action or other proceeding in respect of any claim arising out of or related to this Agreement (“Actions”) exclusively in the Court of Chancery of the State of Delaware, and only if such court lacks jurisdiction, the U.S. District Court for the District of Delaware, and appellate courts therefrom (the “Chosen Courts”), and in connection with such Actions (A) irrevocably submits to the exclusive jurisdiction of the Chosen Courts, (B) irrevocably submits to the exclusive venue of any such Action in the Chosen Courts and waives any objection to laying venue in any such Action in the Chosen Courts, (C) waives any objection that the Chosen Courts are an inconvenient forum or do not have jurisdiction over any party hereto and (D) agrees that service of process upon such party in any such Action shall be effective if notice is given in accordance with Section 11(h) below. Each party irrevocably waives any and all right to trial by jury in any Action. Each party agrees that a final judgment in any Action brought in the Chosen Courts shall be conclusive and binding upon each of the parties and may be enforced in any other courts the jurisdiction of which each of the parties is or may be subject, by suit upon such judgment.

(h) Any notice hereunder shall be made in writing by overnight courier, personal delivery or email (notice deemed given upon transmission so long as there is no return error message or other notification of non-delivery received by the sender), in each case to:

If to Counterparty:

Stryker Corporation

1941 Stryker Way

Portage, Michigan 49002

Attention:  Tina French

Email:    [***]

Sullivan & Cromwell LLP

125 Broad Street

New York, NY 10004

Attention:  Keith Pagnani

Lee C. Parnes

Email:     [***]

  [***]

If to the Company:

Inari Medical, Inc.

6001 Oak Canyon, Suite 100

Irvine, California

Attention:  Shannon Trevino

Email:    [***]

with a copy (which shall not constitute notice) to:

Wachtell, Lipton Rosen & Katz

51 West 52nd Street

New York, NY 10019

Attention:  Raaj S. Narayan

 Steven R. Green

Email:    [***]

  [***]

(i) Counterparty acknowledges that the Company may be entitled to the protections of the attorney work-product doctrine, attorney-client privilege or similar protections or privileges with respect to portions of the Information. The Company is not waiving, and will not be deemed to have waived or diminished, any of its attorney work-product protections, attorney-client privileges or similar protections or privileges as a result of the disclosure of such Information pursuant to this Agreement. The parties (i) share a common legal and commercial interest in such Information, (ii) are or may become joint defendants in proceedings to which such Information relates, and (iii) intend that such protections and privileges remain intact should either party become subject to any actual or threatened proceeding to which such Information relates. In furtherance of the foregoing, Counterparty will not claim or contend, in proceedings involving either party, that the Company waived the protections of the attorney work-product doctrine, attorney-client privilege or similar protections or privileges as a result of the disclosure of Information pursuant to this Agreement.

(j) This Agreement may be executed in counterparts, each of which shall be deemed an original. The parties may execute and exchange this Agreement by email transmission or pdf, among other methods. The Company acknowledges and agrees that the execution of this Agreement is not intended to restrict Counterparty or any of its subsidiaries’ ability to carry on its existing business, enter into a new line of business, develop or market new products or services or otherwise expand its business; provided, that in no event shall Counterparty or its subsidiaries violate the terms of this Agreement in connection therewith.

[Signature pages follow]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first set forth above.

INARI MEDICAL, INC.

By:	/s/ Kevin Strange
Name:	Kevin Strange
Title:	Chief Financial Officer

[Signature Page to Confidentiality Agreement]

STRYKER CORPORATION

By:	/s/ Bill Roskopf
Name:	Bill Roskopf
Title:	Vice President, Business Development & Strategic Planning

[Signature Page to Confidentiality Agreement]